Exhibit 4.3

AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT

Schedule A	-	Investors
Schedule B	-	Key Holders

i

AMENDED AND RESTATED

RIGHT OF FIRST OFFER

AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT (the “Agreement”) is made as of the 25th day of August 2010 by and among Benefitfocus.com, Inc., a South Carolina corporation (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock, or of options to purchase Common Stock, set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, on February 7, 2007 the Company and certain of the Investors (the “Series A Investors”) entered into the Series A Preferred Stock Purchase Agreement, dated January 19, 2007 (the “Series A Purchase Agreement”), pursuant to which such Series A Investors purchased shares of the Series A Preferred Stock of the Company, no par value per share (“Series A Preferred Stock”), as well as a Right of First Offer and Co-Sale Agreement with the Key Holders (the “Prior Agreement”);

WHEREAS, the undersigned, which includes the Company, Key Holders holding a majority of the shares of Transfer Stock held by Key Holders under the Prior Agreement and holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis) required to amend the Prior Agreement, wish to amend and restate the Prior Agreement as set forth herein;

WHEREAS, the Company and certain of the Investors (the “Series B Investors”) are parties to the Series B Preferred Stock Purchase Agreement, dated as of the date hereof (the “Series B Purchase Agreement,” and together with the Series A Purchase Agreement, the “Purchase Agreements”), pursuant to which such Series B Investors have agreed to purchase shares of the Series B Preferred Stock of the Company, no par value per share (“Series B Preferred Stock”); and

WHEREAS, the Key Holders, the Series A Investors and the Company desire to further induce the Series B Investors to purchase the Series B Preferred Stock;

NOW, THEREFORE, the Company, the Key Holders and the Investors agree as follows:

1. Definitions.

“Affiliate” means, with respect to any specified Investor, any other Investor who or which, directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, officer, director or manager of such Investor, and any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

“Board” means the board of directors of the Company.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

“Common Stock” means shares of common stock of the Company, no par value per share.

“Company Notice” means written notice from the Company notifying the selling Key Holders or selling Investors, as applicable, that the Company intends to exercise its Right of First Offer as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Investor Notice” means written notice from an Investor or a Key Holder notifying the Company and the selling Investor or selling Key Holder, as the case may be, that such non-selling Investor or non-selling Key Holder intends to exercise its Secondary Offer Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

“Investors” means the persons named on Schedule A hereto as Series A Investors and Series B Investors, each person to whom the rights of an Investor are assigned pursuant to Section 5.8, each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.10 and any one of them, as the context may require; provided, however, that any such person listed as a Series A Investor shall cease to be considered an Investor for purposes of this Agreement at any time such person and his, her or its Affiliates collectively hold shares representing less than 10% of the fully diluted equity of the Company, and that any such person listed as a Series B Investor shall cease to be considered an Investor for purposes of this Agreement at any time such person and his, her or its Affiliates collectively hold shares representing less than 5% of the fully diluted equity of the Company.

“Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Section 5.8 or 5.16 and any one of them, as the context may require; provided, however, that any such person shall cease to be considered a Key Holder for purposes of this Agreement at any time such person and his, her or its Affiliates collectively hold shares representing less than 0.5% of the fully diluted equity of the Company.

“Preferred Stock” means shares of preferred stock of the Company, no par value per share.

“Proposed Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders or Investors.

“Proposed Transfer Notice” means written notice from a Key Holder or Investor setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any person to whom a Key Holder or Investor proposes to make a Proposed Transfer.

“Right of Co-Sale” means the right, but not an obligation, of an Investor and Key Holder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Offer” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Secondary Notice” means written notice from the Company notifying the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Offer as to all shares of Transfer Stock with respect to any Proposed Transfer.

“Secondary Offer Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased pursuant to the Right of First Offer, on the terms and conditions specified in the Proposed Transfer Notice.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder or Investor, or issued to a Key Holder or Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

“Undersubscription Notice” means written notice from an Investor or Key Holder notifying the Company and the selling Investor or selling Key Holder, as applicable, that such non-selling Investor or non-selling Key Holder intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Offer or the Secondary Offer Right.

2. Agreement Among the Company, the Investors and the Key Holders.

2.1. Right of First Offer.

(a) Grant. Subject to the terms of Section 3 below, each Key Holder and Investor hereby unconditionally and irrevocably grants to the Company a Right of First Offer to purchase all or any portion of Transfer Stock that such Key Holder or Investor may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those contained in the Proposed Transfer Notice.

(b) Notice. Each Key Holder or Investor proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and each other Investor and each other Key Holder not later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer. To exercise its Right of First Offer under this Section 2, the Company must deliver a Company Notice to the selling Key Holder or Investor within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder or Investor with the Company that contains a preexisting right of first refusal or right of first offer, the Company, the Key Holder and the Investor acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal or right of first offer shall be deemed satisfied by compliance with Section 2.1(a) and this Section 2.1 (b). In the event of a conflict between this Agreement and the Company’s Bylaws containing a preexisting right of first refusal or right of first offer, the terms of the Bylaws will control and compliance with the Bylaws shall be deemed compliance with this Section 2.1(a) and (b) in full.

(c) Grant of Secondary Offer Right to Investors. Subject to the terms of Section 3 below, each Key Holder and Investor hereby unconditionally and irrevocably grants to the other Investors and Key Holders a Secondary Offer Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Offer, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Offer with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to the selling Key Holder or Investor, as the case may be, and to each non-selling Investor and non-selling Key Holder to that effect no later than fifteen (15) days after the selling Key Holder or Investor, as the case may be, delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Offer Right, a non-selling Investor or a non-selling Key Holder must deliver an Investor Notice to the selling Key Holder or selling Investor, as appropriate, and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d) Undersubscription of Transfer Stock. If options to purchase have been exercised by the Company and the non-selling Investors and non-selling Key Holders with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Section 2.1(c) (the “Notice Period”), then the Company shall, immediately after the expiration of the Notice Period, send written notice (the “Company Undersubscription Notice”) to those Investors and Key Holders who fully exercised their Secondary Offer Right within the Notice Period (the “Exercising Purchasers”). Each Exercising Purchaser shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Purchaser must deliver an Undersubscription Notice to the selling Key Holder or selling Investor, as appropriate, and the Company within ten (10) days after the expiration of the Notice Period. In the event there are two or more such Exercising Purchasers that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Purchasers pro rata based on the number of shares of Transfer Stock such Exercising

Purchasers have elected to purchase pursuant to the Secondary Offer Right (without giving effect to any shares of Transfer Stock that any such Exercising Purchaser has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Purchasers, the Company shall immediately notify all of the Exercising Purchasers and the selling Key Holder or selling Investor, as the case may be, of that fact.

(e) Forfeiture of Rights. Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Investors and/or Key Holders have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Investors and the Key Holders shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Key Holder or selling Investor shall be free to sell all, but not less than all, of the Transfer Stock on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Sections 2.2 and 5.8(b); (ii) any future Proposed Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Offer and Secondary Offer Right on the terms set forth herein.

(f) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Board and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Key Holder or selling Investor, as the case may be, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2. Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Investor and Key Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if an Investor wishes to sell Preferred Stock, such Preferred Stock shall first be converted into Common Stock at the applicable conversion ratio). Each Investor and Key Holder who desires to exercise its or his Right of Co-Sale must give the selling Key Holder or selling Investor, as the case may be, written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Investor or Key Holder, as applicable, shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Investor and Key Holder who timely exercises its or his Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a) may include in the Proposed Transfer all or any part of such Investor’s or Key Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Company or the Investors pursuant to the Right of First Offer or the Secondary Offer Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Investor immediately before consummation of the Proposed Transfer (including any shares that such Investor has agreed to purchase pursuant to the Secondary Offer Right) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Investors immediately prior to the consummation of the Proposed Transfer (including any shares that all Investors have collectively agreed to purchase pursuant to the Secondary Offer Right), plus the number of shares of Transfer Stock held by the Key Holders. To the extent one or more of the Investors or Key Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder or selling Investor may sell in the Proposed Transfer shall be correspondingly reduced.

(c) Delivery of Certificates. Each Investor or Key Holder shall effect its participation in the Proposed Transfer by delivering to the transferring Key Holder or Investor, no later than fifteen (15) days after such non-transferring Investor’s and non-transferring Key Holder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock that such Investor Key Holder elects to include in the Proposed Transfer; or

(ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Investor elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Investor shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate an Investor or Key Holder delivers to the selling Key Holder or selling Investor pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder or selling Investor, as the case may be, shall concurrently therewith remit or direct payment to each other Investor or Key Holder the portion of the sale proceeds to which such Investor or Key Holder is entitled by reason of its participation in such sale. If any Prospective Transferee or Prospective Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Investor or Key Holder exercising its Right of Co-Sale hereunder, no Key Holder or Investor may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder or Investor purchases all securities subject to the Right of Co-Sale from such other Investor or Key Holder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

(f) Additional Compliance. If any Proposed Transfer is not consummated within sixty (60) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders or Investors proposing the Proposed Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2. The exercise or election not to exercise any right by any Investor or Key Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

2.3. Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Offer Right. If any Key Holder or Investor becomes obligated to sell any Transfer Stock to the Company or any other Investor or Key Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Investor and/or such Key Holder, may, at its or his option, in addition to all other remedies it may have, send to such Key Holder or selling Investor the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor or Key Holder (or request that the Company effect such transfer in the name of an Investor or Key Holder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Key Holder or Investor purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each other Investor or Key Holder who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder or selling Investor to purchase from such other Investor and Key Holder the type and number of shares of Capital Stock that such other Investor and Key Holder would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder or Investor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the other Investor or Key Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder or Investor shall also reimburse each other Investor and Key Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of such other Investor’s or Key Holder’s rights under Section 2.2.

3. Exempt Transfers.

3.1. Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder or Investor that is an entity, upon a transfer by such Key Holder or Investor to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder or Investor making such pledge, or (d) in the case of a Key Holder or Investor that is a natural person, upon a transfer of Transfer Stock by such Key Holder or Investor made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder or Investor (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other relative/person approved by unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder, Investor or any such family members; provided that in the case of clause(s) (a), (c) or (d), the Key Holder or Investor, as applicable, shall deliver prior written notice to the other Investors of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder or Investor, as applicable (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder or Investor with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2. Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) pursuant to a Deemed Liquidation Event (as defined in the Company’s Articles of Incorporation).

4. Legend. Each certificate representing shares of Transfer Stock held by the Key Holders or Investors or issued to any permitted transferee in connection with a transfer permitted by Section 3(a) hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST OFFER AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder and Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5. Miscellaneous.

5.1. Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Company’s qualified IPO and (b) the consummation of a Deemed Liquidation Event (as defined in the Company’s Articles of Incorporation).

5.2. Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

5.3. Ownership. Each Key Holder and Investor represents and warrants that such Key Holder or Investor is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

5.4. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.4. If notice is given to the Company, it shall be sent to Benefitfocus.com, Inc., 100 Benefitfocus Way, Charleston, SC 29492, Attention: Mason Holland and a copy (which shall not constitute notice) shall also be sent to Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Raleigh, NC 27607, Attn: Donald R. Reynolds; and if notice is given to the Investors, a copy (which shall not constitute notice) shall also be given to Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, Attn: Kristopher D. Brown, and to Finn Dixon & Herling LLP, 177 Broad Street, Stamford, CT 06901, Attn: Michael Herling.

5.5. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.6. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.7. Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (in addition to pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the

Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, and (iii) Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreements to add information regarding Additional Purchasers (as defined in the Purchase Agreements) without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.8. Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except by an Investor to any Affiliate, it being acknowledged and agreed that any such assignment shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

5.9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.10. Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

5.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

5.12. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.13. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.14. Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such Affiliated entities in such manner as such Affiliated entities may determine in their discretion.

5.15. Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

5.16. Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one half of one percent (0.5%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Remainder of Page Intentionally Left Blank]

13

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Offer and Co-Sale Agreement as of the date first written above.

BENEFITFOCUS.COM, INC.

By:	/s/ Mason R. Holland, Jr.
Name:	Mason R. Holland, Jr.
Title:	Chairman of the Board
Address:	100 Benefitfocus Way
Charleston, SC 29492

[Additional Signature Pages Follow]

Signature Page to Amended and Restated Right of First Offer and Co-Sale Agreement

KEY HOLDERS: THE HOLLAND FAMILY TRUST

By: /s/ Mason R. Holland, Jr.
Name:	Mason R. Holland, Jr.
Address:	301 Hammock Lane
Charleston, SC 29492

/s/ Shawn Jenkins
Name:	Shawn Jenkins
Address:	313 W. Civitas Street
Mt. Pleasant, SC 29464

[Additional Signature Pages Follow]

Signature Page to Amended and Restated Right of First Offer and Co-Sale Agreement

SERIES A INVESTORS:

GS CAPITAL PARTNERS VI, L.P.
By: GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name: Peter J. Perrone
Title: Vice President
Address:

GS CAPITAL PARTNERS VI OFFSHORE, L.P.
By: GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name: Peter J. Perrone
Title: Vice President
Address:

GS CAPITAL PARTNERS VI GmbH & Co. KG, L.P.
By: GS Advisors VI, L.L.C. its Managing Limited Partner

/s/ Peter J. Perrone
Name: Peter J. Perrone
Title: Vice President
Address:

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By: GS Advisors VI, L.L.C. its General Partner

/s/ Peter J. Perrone
Name: Peter J. Perrone
Title: Vice President
Address:

Signature Page to Amended and Restated Right of First Offer and Co-Sale Agreement

SERIES B INVESTORS:

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP
By: Oak Associates XII, LLC, its General Partner

/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

Signature Page to Amended and Restated Right of First Offer and Co-Sale Agreement

SCHEDULE A

INVESTORS

Name

GS CAPITAL PARTNERS VI PARALLEL, L.P.

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI GmbH & Co. KG

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI FUND, L.P.

85 Broad St., 10th Floor

New York, NY 10004

GS CAPITAL PARTNERS VI OFFSHORE FUND, L.P.

85 Broad St., 10th Floor

New York, NY 10004

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

One Gorham Road

Westport, CT 06880

SCHEDULE B

KEY HOLDERS

Names and Address

The Holland Family Trust

c/o Mason R. Holland, Jr.

301 Hammock Lane

Charleston, South Carolina 29492

Shawn Jenkins

313 W. Civitas Street

Mount Pleasant, South Carolina 29464